EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-155189 on Form S-8 of our reports dated March 9, 2015, relating to the consolidated financial statements and the financial statement schedule of Verso Corporation and subsidiaries, (the “Company”) and the effectiveness of the Company’s  internal control over financial reporting, the report on the consolidated financial statements includes an emphasis of a matter paragraph related to the acquisition of NewPage Holdings, Inc., appearing in this Annual Report on Form 10-K of Verso Corporation for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Memphis, TN
March 9, 2015